Exhibit 99.1

BB&T Contacts:		SunTrust Contacts:
Media	Media	Media
Brian Davis	Sue Mallino	Tom Johnson
(336) 733-2542	(404) 813-0463	(212) 371-5999
BB&T Corporate Communications	SunTrust Corporate Communications	Abernathy MacGregor Group
Media@BBT.com	sue.mallino@suntrust.com	tbj@abmac.com

Investors		Investors
Richard Baytosh		Ankur Vyas
BB&T Investor Relations		Director of Investor Relations
(336) 733-0732		(404) 827-6714
RBaytosh@BBandT.com		ankur.vyas@suntrust.com

BB&T and SunTrust to Combine in Merger of Equals to Create the Premier Financial Institution

Combination of two iconic franchises creates sixth-largest U.S. bank holding company with 275 years of combined history and culture serving clients and communities in high-growth markets

Enhanced scale and financial strength will accelerate investment in transformative technology to embrace disruption and create a more distinctive client experience

Expanded fee income base will create opportunities to build scale in specialized businesses across a larger client base

Compelling value creation expected for both companies’ shareholders as demonstrated by double-digit earnings per share accretion by 2021

Estimated net cost synergies of at least $1.6 billion by 2022

Proven management teams with history of successful merger integrations, strong risk management skills and shared mission- and purpose-driven cultures

Combined company to operate under a new name and be headquartered in Charlotte, NC while maintaining significant operations and investment in Winston-Salem, NC and Atlanta, GA

Atlanta, GA and Winston-Salem, NC, February 7, 2019 – SunTrust Banks, Inc. (NYSE: STI) and BB&T Corporation (NYSE: BBT) announced today that both companies’ boards of directors have unanimously approved a definitive agreement to combine in an all-stock merger of equals valued at approximately $66 billion. The combined company will be the sixth-largest U.S. bank based on assets and deposits.

The pro forma company will have approximately $442 billion in assets, $301 billion in loans, and $324 billion in deposits serving more than 10 million households in the United States, with leading market share in many of the most attractive, high-growth markets in the country. The incremental scale positions the new company to achieve industry-leading financial and operating metrics with the strongest return profile among its peers.

In a reflection of the equal contribution both banks bring to the new institution, the combined company will operate under a new name and brand, which will be determined prior to closing. The combined company’s board of directors and executive management team will be evenly split between the two institutions. A new corporate headquarters will be established in Charlotte, NC, including an Innovation and Technology Center to drive digital transformation. In the current home markets for both companies, the combined company will maintain the Community Banking Center in Winston-Salem, NC and the Wholesale Banking Center in Atlanta, GA. This continued strong presence is also supported by the combined company’s commitment to increase the respective banks’ current levels of community investment.

GAAP and Cash EPS accretion per BB&T share in 2021 is expected to be approximately 13% and 17%, respectively (based on Street estimates). GAAP and Cash EPS accretion per SunTrust share in 2021 is expected to be approximately 9% and 16%, respectively (based on Street estimates). SunTrust shareholders will receive a 5% increase in their dividend upon consummation of the transaction based upon each Company’s current dividend per share. Under the terms of the merger agreement, SunTrust shareholders will receive 1.295 shares of BB&T for each SunTrust share they own. BB&T shareholders will own approximately 57% and SunTrust shareholders will own approximately 43% of the combined company.

“This is a true merger of equals, combining the best of both companies to create the premier financial institution of the future,” said BB&T Chairman and Chief Executive Officer Kelly S. King. “It’s an extraordinarily attractive financial proposition that provides the scale needed to compete and win in the rapidly evolving world of financial services. Together with Bill’s leadership and our new SunTrust teammates, we’re going to bring the best of both companies forward to serve our clients and communities.”

William H. Rogers, Jr., Chairman and Chief Executive Officer of SunTrust, said, “By bringing together these two mission- and purpose-driven institutions, we will accelerate our capacity to invest in transformational technologies for our clients. Our shared culture embraces the disruption of technology and we will take this innovative mindset to expand our leadership in the next chapter of these historic brands. With our geographic position, enhanced scale and leading financial profile, these two companies will achieve substantially more for clients, teammates, associates, communities, and shareholders than we could alone. I have tremendous respect for Kelly, his leadership team and the BB&T associates. We will leverage our respective strengths as we focus together on the future.”

Strategic and Financial Benefits of the Proposed Merger

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Strong Cultural Alignment: The combined company will preserve and maintain the strong cultures of both BB&T and SunTrust to deliver superior client service and preserve the community bank model to maintain close ties to shared local communities. With its stronger position, it will also deliver a collective set of training, leadership, and development programs to attract and retain the industry’s top talent across its expanded career opportunities.

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Leading Financial Profile and Operating Metrics: The combined company will be well positioned to achieve industry-leading financial and operating metrics with the strongest return profile amongst its peers. The expected benefits of the transaction include a pro forma efficiency ratio of 51%, peer best ROATCE of 22% and projected tangible book value per share accretion at close for BB&T shareholders of approximately 11%, or 6% fully accounting for one-time merger charges. The merger is expected to generate an internal rate of return of approximately 18%.

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Increased Profitability and Scale to Drive New Innovations: The combined company will take advantage of its enhanced scale to focus on selecting best of breed systems and processes and making significant investments in technology to create a sustainable competitive advantage in an increasingly digital-first world.

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Revenue Growth Through Complementary Businesses: The combined company will leverage its complementary businesses to generate additional revenue opportunities through BB&T’s Community Banking and insurance operation and SunTrust’s leading middle market corporate & investment banking business and digital consumer lending platform.

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Significant cost synergies: Expected to deliver approximately $1.6 billion in annual net cost synergies by 2022. The primary sources of cost savings are expected to be in facilities, information technology/systems, shared services, retail banking and third-party vendors.

New Company Leadership Team, Succession Plan and Governance

Kelly S. King, Chairman and Chief Executive Officer of BB&T and its bank subsidiary, will serve as Chairman and Chief Executive Officer of the combined company and its bank subsidiary until Sept. 12, 2021, after which time he will serve as Executive Chairman of both entities until March 12, 2022. King will continue to serve on the Board of Directors of the combined company until the end of 2023.

William H. Rogers, Jr., Chairman and Chief Executive Officer of SunTrust will serve as President and Chief Operating Officer of the combined company and its bank subsidiary until Sept. 12, 2021, at which time he will become Chief Executive Officer of the combined company and its bank subsidiary. He will also hold a seat on the combined company’s Board of Directors through his position as President and Chief Operating Officer and then Chief Executive Officer. On March 12, 2022, Rogers will also become Chairman and Chief Executive Officer of the combined company and its bank subsidiary.

Upon the closing of the transaction, the Board of Directors of the combined company will consist of members equally split between BB&T and SunTrust’s current Directors. David M. Ratcliffe, current Lead Director of SunTrust, will serve as Lead Director of the combined company until March 12, 2022 after which the Lead Director will be a legacy BB&T Director.

The combined company’s executive management team will be comprised equally from SunTrust and BB&T. They include Chris Henson, Clarke Starnes (Chief Risk Officer), Daryl Bible (Chief Financial Officer), Allison Dukes, Brant Standridge, David Weaver, Dontá Wilson, Ellen Fitzsimmons, Ellen Koebler, Hugh (Beau) Cummins, Joseph Thompson and Scott Case.

Timing and Approvals

The merger is expected to close in the fourth quarter of 2019, subject to satisfaction of customary closing conditions, including receipt of customary regulatory approvals and approval by the shareholders of each company.

Advisors

RBC Capital Markets served as financial advisor and Wachtell, Lipton, Rosen & Katz served as legal counsel to BB&T in this transaction. Goldman Sachs and SunTrust Robinson Humphrey served as financial advisors and Sullivan & Cromwell served as legal counsel to SunTrust in this transaction.

Investor Call

To listen to BB&T and SunTrust’s live conference call at 8:30 a.m. ET today, please call 888-599-8685 and enter the participant code 888 814. A presentation will be used during the earnings conference call and is available on BB&T’s website at https://bbt.investorroom.com/webcasts-and-presentations or SunTrust’s website at http://investors.suntrust.com/events-and-presentations. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 7188 590).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at https://bbt.investorroom.com/webcasts-and-presentations or http://investors.suntrust.com/events-and-presentations.

Website

You can also hear from both CEOs and learn more about today’s announcement at: https://thepremierfinancialinstitution.com/.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $225.7 billion in assets and market capitalization of approximately $33.1 billion as of December 31, 2018. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., BB&T operates more than 1,800 financial centers in 15 states and Washington, D.C. and is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at www.BBT.com.

About SunTrust

SunTrust Banks, Inc. (NYSE: STI) is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of December 31, 2018, SunTrust had total assets of $216 billion and total deposits of $163 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. Learn more at www.suntrust.com.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of BB&T and SunTrust. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on BB&T’s and SunTrust’s current expectations and assumptions regarding BB&T’s and SunTrust’s businesses, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect BB&T’s or SunTrust’s future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between BB&T and SunTrust, the outcome of any legal proceedings that may be instituted against BB&T or SunTrust, delays in completing the transaction, the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where BB&T and SunTrust do business, the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction, the ability to complete the transaction and integration of BB&T and SunTrust successfully, and the dilution caused by BB&T’s issuance of additional shares of its capital stock in connection with the transaction. Except to the extent required by applicable law or regulation, each of BB&T and SunTrust disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding BB&T, SunTrust and factors which could affect the forward-looking statements contained herein can be found in BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2018, June 30, 2018 and September 30, 2018, and its other filings with the Securities and Exchange Commission (“SEC”), and in SunTrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2018, June 30, 2018 and September 30, 2018, and its other filings with the SEC.

Additional Information and Where to Find It

In connection with the proposed merger with SunTrust, BB&T will file with the SEC a registration statement on Form S-4 to register the shares of BB&T’s capital stock to be issued in connection with the merger. The registration statement will include a joint proxy statement/prospectus which will be sent to the shareholders of BB&T and SunTrust seeking their approval of the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT BB&T, SUNTRUST, AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from BB&T at its website, www.bbt.com, or from SunTrust at its website, www.suntrust.com. Documents filed with the SEC by BB&T will be available free of charge by accessing BB&T’s website at http://bbt.com/ under the tab “About BB&T” and then under the heading “Investor Relations” or, alternatively, by directing a request by telephone or mail to BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina, (336) 733-3065, and documents filed with the SEC by SunTrust will be available free of charge by accessing SunTrust’s website at http://suntrust.com/ under the tab “Investor Relations,” and then under the heading “Financial Information” or, alternatively, by directing a request by telephone or mail to SunTrust Banks, Inc., 303 Peachtree Street, N.E., Atlanta, Georgia 30308, (877) 930-8971.

Participants in the Solicitation

BB&T, SunTrust and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of BB&T and SunTrust in connection with the proposed transaction under the rules of the SEC. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about BB&T, and its directors and executive officers, may be found in the definitive proxy statement of BB&T relating to its 2018 Annual Meeting of Shareholders filed with the SEC on March 15, 2018, and other documents filed by BB&T with the SEC. Additional information about SunTrust, and its directors and executive officers, may be found in the definitive proxy statement of SunTrust relating to its 2018 Annual Meeting of Shareholders filed with the SEC on March 9, 2018, and other documents filed by SunTrust with the SEC. These documents can be obtained free of charge from the sources described above.